Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 17, 2014 on estimates of proved reserves, future production and income attributable to certain leasehold interest of Diamondback Energy, Inc. (“Diamondback”) as of December 31, 2013. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports referenced in this Annual Report on Form 10-K of Diamondback (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such reports and the information contained therein in the Registration Statements of Diamondback on Forms S-8 (File No. 333-188552, effective May 13, 2013) and on Form S-3 (File No. 333-192099, effective November 5, 2013).

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 19, 2014